SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2025

J.B. HUNT TRANSPORT SERVICES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Arkansas	0-11757	71-0335111
(State or other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification No.)

615 J.B. Hunt Corporate Drive Lowell, Arkansas	72745	(479) 820-0000
(Address of Principal Executive Offices)	(Zip Code)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	JBHT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.    COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 23, 2025, our Board of Directors, through our Executive Compensation Committee (the “Committee”) and our independent directors, as applicable, approved and adopted a new performance-based annual cash incentive program for our named executive officers related to the Company’s revenue, excluding fuel surcharge revenue, operating income and safety performance for calendar year 2025 (the “2025 Company Bonus Plan”). According to the 2025 Company Bonus Plan, each of our named executive officers will be eligible to receive a single cash bonus payout following the completion of calendar year 2025 based 70% on the Company’s reported operating income for 2025 and 15% each on the Company’s reported revenue, excluding fuel surcharge revenue, for 2025 and preventable collisions per million miles driven for 2025, which we determine are reportable to the U.S. Department of Transportation (“DOT”) (or preventable collisions rate), relative to the Company’s respective targeted or projected amounts for each metric.

Under the plan, John Roberts, as Chairman, and Shelley Simpson, as President and CEO, may each earn a bonus ranging from 37.5% to 300% of his or her annual base salary as of December 31, 2025, if a threshold performance level is achieved with respect to each metric, with a targeted bonus amount of 150% of annual base salary. Each other named executive officer may earn a bonus ranging from 25% to 200% of his or her annual base salary as of December 31, 2025, if a threshold performance level is achieved with respect to each metric, with a targeted bonus amount of 100% of annual base salary. The actual bonus payouts will be based on the Company’s achievement of a range of revenue, excluding fuel surcharge revenue, operating income and preventable collisions rate results for calendar year 2025 of 85% to 115% of the targeted or projected amounts for each metric. No bonus will be paid unless the Company achieves actual results of at least the threshold performance level for at least one metric, with each metric being weighted in determining the payment calculation as described above and the preventable collisions rate being measured inversely to reflect safety performance. The maximum bonus amount would be paid upon the Committee’s certification that the Company achieved actual results of at least 115% of the targeted revenue, excluding fuel surcharge revenue, and operating income and no more than 85% of the projected preventable collisions rate. The targeted bonus amount will be earned if the Company achieves 100% of the targeted revenue, excluding fuel surcharge revenue, targeted operating income and projected preventable collisions rate for calendar year 2025.

For purposes of the plan, operating income, revenue and preventable collision rate results may be adjusted to disregard or exclude the impact of any cash bonus or stock compensation expense, any unusual or infrequently occurring items or events, and the effects of changes in applicable laws or accounting principles, as the Committee deems appropriate.

Also, for purposes of the plan, a collision is reportable to DOT if it involves at least one of the following circumstances: (1) a fatality occurred as a result of the collision; (2) an injury resulting from the collision required medical treatment away from the scene; or (3) a vehicle was disabled as a result of the collision and was towed from the scene. Whether a collision is considered preventable is determined by the Company in its discretion consistent with the American Trucking Association’s guidelines for determining preventability. This metric only includes collisions involving motor carrier services provided under the Company’s motor carrier operating authority. The calculation is made on an annual basis based on information available at the time the calculation is finalized, expected to be on or about January 15, 2026, and excludes DOT-reportable collisions for which preventability is undetermined at that time.

The named executive officer must remain actively employed with the Company through the date the Company distributes the bonus payment earned under the 2025 Company Bonus Plan to be eligible to receive such payment, subject to applicable law. Additionally, any bonus payment received under the plan will be subject to forfeiture and recovery in accordance with the Company’s Policy for the Recovery of Erroneously Awarded Compensation or any other clawback policy of the Company that may be adopted or amended by our Board of Directors from time to time for incentive-based and/or other compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the 29th day of January 2025.

J.B. HUNT TRANSPORT SERVICES, INC.

BY:	/s/ Shelley Simpson
Shelley Simpson
President and Chief Executive Officer
(Principal Executive Officer)

BY:	/s/ John Kuhlow
John Kuhlow
Chief Financial Officer,
Executive Vice President
(Principal Financial Officer)